Exhibit 10.18

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

LICENSE for the USE of SCIENTIFIC DATA

THIS EXCLUSIVE LICENSE Agreement is made the 2 day of December 2013,

BETWEEN

Association Française contre les Myopathies (AFM),

Non Profit Association governed by the French law of July 1, 1901, reconnue d’utilité publique, having its registered offices 47-83 boulevard de l’Hôpital, 75651 Paris Cedex 13, represented by its CEO, Mr Christian COTTET,

Hereinafter referred to as “AFM”,

AND

Genethon,

Non Profit Association governed by the French law of July 1, 1901, having its registered offices 1 bis rue de l’Internationale, 91000 Évry, represented by its CEO, Mr Frédéric REVAH,

Hereinafter referred to as “Genethon”,

AND

Inserm Transfert SA, a limited company (société anonyme à directoire et conseil de surveillance) organized under the laws of France, with share capital of €9,573,470, whose registered headquarters are located at 7 rue Watt, 75013 Paris, France, SIRET n°. B 434 033 619, represented by its Chairman of the Management Board, Mrs Cécile Tharaud,

Hereinafter referred to as “Inserm Transfert”,

Acting as delegate of Inserm

The French National Institute of Health and Medical Research (Institut National de la Santé et de la Recherche Médicale (“Inserm”), a public scientific and technological institute, having its headquarters at 101 rue de Tolbiac, 75013 Paris, France,

And on behalf of “UPMC”,

The University Pierre et Marie Curie – Paris 6, a public scientific, cultural and professional institution, having its registered office at 4 place Jussieu – 75005 Paris, France (“UPMC”).

AFM, Genethon, Inserm and UPMC are collectively hereinafter referred to as the “Licensors”

AND

Gensight Biologics SA, a French company, organized under the laws of France, having its registered office at 89 rue du Faubourg Saint Antoine, 75011 Paris, France, SIRET n°. 75116475700013, Lyon Trade and companies Registry n° B 751 164 757, represented by its Chairman, Mr Bernard Gilly,

Hereinafter referred to as “GenSight” or “Licensee”

The Licensors, Inserm Transfert and the Licensee are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

WHEREAS, AFM is a French non-profit organization working in the public interest dedicated to cure rare diseases and more particularly neuromuscular diseases, and to provide treatments and reduce the disabilities which such diseases give rise. In this context, AFM promotes development research tools, means and knowledge in order to accelerate the understanding of these diseases, open the way to medical therapy resulting from the knowledge genes. In this perspective, AFM encourages research programs which contribute to the accomplishments of its goals through its funding or the scientific contribution of its “Bras Armés”.

AFM contributes to the Dr Marisol Corral Debrinski research since 1990. This research has generated an invention patented under US provisional application n° [**] filed on May 3, 2005.

WHEREAS, INSERM pursuant to its public health mission has developed an invention patented under US provisional application n° [**] filed on May 3, 2005 (Hereinafter the “Patent”) and signed with GenSight on October 12, 2012 a License Agreement N° 05064A10 (the “Patent License Agreement”) granting an exclusive, royalty-bearing license under the patent (including biological Material) and a non-exclusive, royalty-bearing license under the know-how, to develop, make, have made, use and sell or otherwise distribute products within Ophthalmology Field in the world and a non-exclusive, royalty-bearing license under the patent (including Biological Material) and a non-exclusive, royalty-bearing license under the know-how, to develop, make, have made, use, and sell or otherwise distribute products within Mitochondrial field and in the world.

WHEREAS AFM, INSERM, GENETHON and UPMC are pursuant to a contract entered into on November 1, 2009 as amended on April 20, 2011, co-owners of the results of a scientific program entitled “[**]”, directed by the Dr Marisol Corral Debrinski, such scientific Program ending on December 31, 2013 (the “Data”).

This scientific Program was designed to implement the know-how of the Patent;

In particular this scientific Program enabled the setting up of data necessary to obtain the agencies’ authorization to conduct a clinical trial; such clinical trial being part of GenSight Development Plan.

WHEREAS Inserm Transfert is Inserm’s private law wholly-owned technology transfer subsidiary, created by a French decree dated June 6, 2000. Effective January 1, 2006, Inserm delegated to Inserm-Transfer the management of its technology transfer activities including the negotiation and signature of research, collaborative, license, service and confidentiality and non-disclosure agreements relating to the research conducted solely or jointly by Inserm’s research units. Accordingly Inserm-Transfer is empowered to negotiate, assign and manage license agreements including this Agreement for Inserm.

WHEREAS pursuant to an agreement between Inserm Transfert, Inserm and the UPMC, Inserm Transfert is also empowered to negotiate assign and manage license agreements for the UPMC

WHEREAS Inserm-Transfer is also empowered to manage license agreement including this Agreement for Inserm, AFM and Genethon.

WHEREAS GENSIGHT is a privately owned biopharmaceutical company, dedicated to the development and commercialization of gene therapy based treatments of retinal degenerative diseases. Based on recent results obtained by the teams of its scientific founders, the company develops innovative approaches to (i) prevent retinal degeneration in selected pathological conditions and (ii) to restore vision in patients suffering from very low vision of blindness;

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

WHEREAS, subject to the terms and conditions hereinafter set forth which have been discussed by Licensee and Licensors, Licensors have agreed to grant the Licensee a right to use the Data for the implementation of GenSight Development Plan to develop, make, have made, use, and sell or otherwise distribute products within the Field and in the Territory as defined in the “Patent License Agreement”.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and undertakings herein contained, the Parties hereto agree as follows:

1. DEFINITIONS

“Affiliates”

means any person, company or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with one Party. For purposes of this definition, ‘Control’ means the direct or indirect ownership of (a) at least fifty per cent (50%) or the maximum controlling percentage, if less than fifty per cent (50%), as allowed by applicable law, of the outstanding voting securities or participating profit interest of such entity, (b) at least fifty per cent (50%) of the decision making authority of such entity, or (c) otherwise has the ability to direct the management of such entity.

The rights granted to the Affiliates under the terms of this Agreement only apply to entities qualifying as Affiliate at the time the rights are exercised. If during the term of the Agreement, an entity were to lose the qualification of Affiliate, the rights acquired by this entity as Affiliate of a Party would automatically terminate, unless written consent of the other Party (ies) is given. This entity would however

“Data Agreement”	means the present License Agreement and any and all exhibits, appendices and other addenda to it as may be varied from time to time in accordance with the provisions of this Agreement.

“Development Plan”	means the development plan provided in Exhibit 1 of the “Patent License Agreement”.

“Development Activities”	means all activities, tasks and studies to be conducted in accordance with the Development Plan, including activities, tasks and studies required for the development and commercialization of Products, performed either directly by Licensee, or on its behalf by its Affiliates or a third party, or indirectly through its Affiliates and/or Sub licensees.

“Effective Date”	means the date of this Agreement as set forth in first page, without any regard to the date of signature of this Agreement.

“Field”	means the fields as defined in the “Patent License Agreement”.

“Data”

Means, as defined in the Preamble all technical information, compositions, data, documentation, results, reports or other subject matter developed, owned and controlled by Licensors, that exists or will exist whether in written, digital, electronic or oral form, whether analyzed or raw data, as of the end of the Program and which is reasonably necessary or useful to Gensight for regulatory purposes and which is not subject to any other existing options, licences or contractual obligations as of the date of its transfer to Licensee. The Data are the results of the scientific program entitled “[**]” directed by Dr Marisol Corral Debrinski.

Details of the Data are set forth in Exhibit 1 of the Agreement.

Data shall remain sole property of Licensors and Licensors retain the right to use them for academic and research purposes exclusively.

“Net Sales”

means the total amount invoiced to third parties, including distributors, on sales or other mode of transfer of the Products (in all forms) by Licensee, its Affiliates or Sub licensees, less any normal trade discounts and credit notes issued in respect of returned Products in each country of the Territory.

It is understood that the deductions shall not exceed the maximum level of [**] per cent ([**]%) of the total amount invoiced for all countries in the Territory.

Net Sales of Licensee shall not include intermediate sales between Licensee and its Affiliates or Sub licensee(s) and/or their Affiliates or sales between their Affiliates; for resale of Products, as the case may be, Net Sales shall include the amounts invoiced to third parties on the resale. Net Sales shall only include the sales between the Licensee and its Affiliates or Sub licensee(s) (or the Licensee) and third parties (and not the sales between the Licensee and its Affiliates or Sub licensee(s) or its Affiliates between them). Similarly, Net Sales of Sub-licensees shall not include intermediate sales between Sub licensees and their Affiliates or their Affiliates between them. Net Sales of Sub licensees shall only include the sales between the Affiliates of Sub licensees (or Sub licensee) and third parties (and not the sales between the Sub licensees and their Affiliates between them).

Net Sales shall also include the fair market value of any non-cash consideration received by Licensee, Sub licensee and/or its Affiliates for the sales or other modes of transfer of Products.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

If a Product is sold in a kit in combination with other active products or components that are not Products and that are sold separately by Licensee for other applications not related to the use of Products, Net sales shall be calculated by multiplying Net sales of the kit by the fraction A/(A+B), where A is the total catalogue price of the Products during the applicable calendar quarter in the country in which the sale was offered if sold separately and B is the total of the catalogue prices of all other active products or components in the kit during the applicable calendar quarter in said country if sold separately.

The previous restriction does not apply to combinations of therapeutic products and their formulations or to combination of non-dissociable technologies; Net Sales shall cover the sales of the non-dissociable products according to the definition of Products below.

“Patent”	means the patent as defined in the “ Patent License Agreement

“ Patent License Agreement”	means License Agreement N° 05064A10 entered into between Inserm Transfert and GenSight Biologics SA on October 12, 2012

“Products”	means (i) any product, composition or process the manufacture, use or sale of which would constitute, but for the license granted herein, an infringement of the Patent rights and/or which include and/or are developed and/or manufactured using the Patent as well as (ii) product, composition or process that cannot be dissociated from product, composition or process defined in (i), from a commercial point of view (i.e. said non dissociable products are not offered for sale separately) or from a regulatory point of view (i.e. product defined in (i) and non-dissociable products defined (ii) are subjected to the same and unique regulatory approval and/or statutory required to be sold as a one and only item). Products shall be deemed to include the performance of services in the Fields using the Patent and/or any product, composition, process or service which would constitute, but for the license granted herein, an infringement of the Patent.

“Program”	means the scientific program entitled “[**]”, directed by the Dr Marisol Corral Debrinski, that enabled the setting up of

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Data under the contract signed by AFM Inserm UPMC and Genethon on November 1, 2009, such program ending December 31, 2013

“Sublicense Revenues”	means any sums of any kind including but not limited to lump sum payments and royalties received by Licensee from its Sub licensees for the development (excluding VAT), use, manufacture and commercialization of the Products in consideration for said sublicense, less any normal legal costs incurred for the negotiation, or taxes or registrations costs incurred to obtain such Sublicense Revenue. Licensee agrees not to accept from Sub licensees: cross-licenses, shares of capital or the like, contributions in kind, or anything else of value in lieu of cash payments or revenues pursuant to any sublicense permitted under this Agreement, except if said sublicense provides an estimate of the value of said payments, which will then be considered Sublicense Revenues.

“Sub licensee”	means any third party that may obtain a sublicense from Licensee, to develop, use, manufacture or commercialize the Products in the Field and the Territory.

“Territory”	means the world.

In this Agreement:

•	unless the context otherwise requires, all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

•	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

•	unless the contrary intention appears, words in the singular include the plural and vice versa;

•	the words “include”, “included” and “including” are to be construed without limitation to the generality of the preceding words; and

•	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

2. GRANT OF LICENSE

2.1	Subject to the limitations set forth in this Agreement, Licensors hereby grant to Licensee, which accepts an exclusive license for the use of Data to develop, make, have made, use, and sell or otherwise distribute Products, including the use of Data to obtain agencies’ authorization to develop and commercialize the Products, within the Field and in the Territory.

Licensee agrees not to use the Data outside the Field. By this Agreement, no license is granted by Licensors to Licensee, either expressly or by implication, estoppel, or otherwise other than under the Data.

2.2	It is hereby understood that each Licensors retain the perpetual right to use the results resulting from the Collaboration Agreement signed between AFM, INSERM, GENETHON and UPMC on November 1, 2009 as amended on April 20, 2011 for research, teaching, and educational purposes, without payment of compensation to Licensee.

2.3	Licensee acknowledges that neither it nor its Sub licensees, distributors or any third party to whom sales of Products are made pursuant to this Agreement shall have any right, title or interest whatsoever in the Data.

The license granted to Licensee in Article 2.1 herein includes the right for Licensee to grant sublicenses to Sub licensees in the Field for the purpose of developing, using, manufacturing and commercializing the Products, including the use of Data to obtain agencies’ authorization to develop and commercialize the Products, within the Field and in the Territory subject to term and termination set forth in Articles 4 and 11 hereinafter.

2.4	None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and no Party shall have any authority to bind any other Party in any way except as provided in this Agreement.

As soon as Licensors identify any new possible application of commercial interest of the Data, outside the Field set forth in this Agreement, Licensors will propose to Licensee to enter in good faith negotiations for a license. In case of non-response by the Licensee during [**] months, or if during [**] months after this proposal, after good faith negotiations between the Parties, no license agreement has been executed between the Licensee and the Licensors, the parties will have no further obligation under this grant of first Look right, except the requirements of non-disclosure, and Licensors shall be free to license its rights to third party for this new application of the Data outside the Field set forth in this Agreement.

3. TRANSFER OF THE DATA

3.1	At the effective Date, Licensors transfer the Data to the Licensee who acknowledges that it has received them. Licensors will provide any additional Data to the Licensee until the term of this Agreement set forth in Article 4 hereinafter.

3.2	Licensee acknowledges that the Data are Confidential Information hereunder and shall ensure protection of their confidentiality and can only use as specifically permitted under this Agreement. For avoidance of doubt, it is specifically recognized by the Parties that the Data can be used to support documentation provided to agencies in order to obtain their authorization to develop and commercialize the Products within the Field and the Territory.

4. TERM

This Agreement shall come into effect on the Effective Date and unless terminated earlier pursuant to the Article 11 herein, this Agreement shall remain in force as long as the need to use the Data to develop, make, have made, use, and sell or otherwise commercialize the Products, including to obtain agencies’ authorization to develop and commercialize the Products within the Field and the Territory.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

5. SUB LICENSES

5.1	Pursuant to Article 2 of this Agreement, Licensee may grant sublicenses to Sub licensees for the use of Data to develop, make, have made, use, and sell or otherwise distribute Products, including the use of Data to obtain agencies’ authorization to develop and commercialize the Products, within the Field and in the Territory, subject to prior written approval of Inserm Transfert, on behalf of the Licensors, on the identity of any proposed Sub licensee and the essential terms of such proposed sublicenses; such approval which cannot be unreasonably postponed or withheld. Furthermore, Licensee agrees to communicate to Inserm Transfert, acting on behalf of the Licensors, a copy of said sublicenses within [**] month following their signature.

5.2	Licensee agrees to include within the terms of any sublicense a clause which permits Inserm Transfert to verify Sub licensee’s specific separate accounts related to Licensee to prove they are consistent with the obligations of Licensee herein.

5.3	Licensee shall include within the terms of any sublicense a similar obligation of confidentiality as that set out in Article 9 here below.

5.4	Licensee shall be responsible towards the Licensors for the proper execution by its Sub licensees of all obligations assumed by Licensee under this Agreement.

6. DUE DILIGENCE

6.1	Licensee agrees to undertake all commercially reasonable efforts to develop the Products as soon as practical, consistent with its reasonable business practices and judgment and in compliance with the Development Plan. Licensee agrees to use its reasonable efforts to introduce the Products into the commercial market, worldwide, as soon as practical, consistent with its reasonable business practices.

6.2	Licensee shall comply and cause its Affiliates and Sub Licensee to comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

6.3	When applicable, Licensee shall file for regulatory approval for the Products in each of the countries in which approval is required and in which Licensee intends to market Products. In filing for any of the above-mentioned approvals, Licensee shall act diligently and professionally, and shall use commercially reasonable efforts to obtain those approvals as soon as possible.

Licensee shall bear all costs related to the obtention of such approvals and shall keep Inserm Transfert closely informed about the status of the procedure and all of its actions in relation thereto; it shall promptly notify Inserm Transfert of any significant events relating thereto.

Licensors shall provide Licensee upon written request with any information and documentation in their possession which would be required in connection with any such approval procedure.

6.4	Licensee agrees to provide Inserm Transfert with annual reports under confidentiality, on the development, use, manufacturing or exploitation of the Products, including to promptly inform Inserm Transfert of any intention not to pursue development, use, manufacturing or exploitation of any Product. In such event, Licensors shall have the right to terminate this Agreement as set forth in Article 12 here below.

Furthermore, upon completion of each of the development milestones as identified in the Development Plan, Licensee shall submit a summary report certifying that Licensee has achieved

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

such development milestone. Said summary report shall be due at the end of the time period as identified for the corresponding development milestone and shall include relevant documentation and other material to enable Inserm Transfert, to determine if such development milestone has been accomplished. Lack of communication of such report by the time period mentioned above shall be deemed as failure for Licensee to achieve the concerned development milestone.

6.6	Licensee hereby confirms that it has or will have the expertise necessary to implement the Data and the know-how of the Patent to develop, use, manufacture or commercialize the Products.

6.7	Licensee shall commercialize the Products under its own trademarks or under trademarks for which it has obtained a license. The Licensors shall have no rights to such trademarks or to Licensee’s customers. All administrative authorizations obtained by Licensee for the purpose of manufacturing and/or commercializing the Products shall be obtained for Licensee or for any Party which it shall have designated and Licensors shall claim no rights thereto.

6.8	Notwithstanding the terms of Article 6.7 hereabove, Licensee agrees to provide Inserm Transfert, on behalf of the Licensors with a copy of all administrative authorizations, notably any official marketing approval that it obtains for the purpose of manufacturing and/or commercializing the Licensed Product no later than [**] months after obtaining such final authorizations.

6.9	Inserm Transfert may at its sole discretion convert this Licence a non-exclusive license for the use of Scientific Datas or terminate this Licence with immediate effect in case:

•	Licensee has not met at its respective scheduled date any of the development milestones as set forth in the Development Plan and Licensee has not remedied its failure in connection therewith [**] days from written notice by Inserm Transfert to do so; or

•	Licensee interrupts Developments Activities in respect of any product for more than nine (9) months; or

•	if Licensee has not put the Product into commercial use directly (or through a Sub licensee) and is not keeping the Products reasonably available to the public within ten (10) years from the Effective Date.

Notwithstanding the foregoing, in the event that Licensee is unable to timely meet any of the Development Activities milestones as set forth in the Development Plan on the respective scheduled date as a result of (i) the imposition by a governmental regulatory agency of a material restriction on Licensee regulatory approval activities under this Agreement, which restriction has delayed or prevented timely implementation of the Development Plan, or (ii) the requirement of a governmental regulatory agency that Licensee materially change the Development Plan and timeline, or (iii) unforeseen results in pre-clinical experiments or clinical trials, or (iv) technical constraints of whatever nature, arising out of, or associated with the manufacturing of the Products, or the quality of the Products’ manufacturing then, in such event, Inserm Transfert and Licensee shall reasonably extend the Development Plan accordingly.

6.10	Licensee shall provide to Inserm Transfert a written annual progress report on its Product development and commercialization activities progress or efforts to commercialize under the Development Plan within [**] days after December 31 of each year beginning in December of the Effective Date.

Such progress report shall include, but is not limited to, the following topics: summary of work completed, summary of work in progress, current schedule of anticipated milestones achievements and regulatory approvals, manufacturing, sublicensing efforts and market plans for launching Products.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

7. FINANCIAL CONSIDERATIONS

As full compensation for the license granted to Licensee herein, Licensee shall pay to Inserm Transfert, on behalf of the Licensors, the amounts set forth in this Article 7. Inserm Transfert should be in charge of distributing said amount between the Licensors. Each payment hereunder shall be made pursuant to the conditions in Article 7 herein.

7.1	Royalties

7.1.1	An annual royalty shall be due by Licensee to Inserm Transfert, acting on behalf of the Licensors. The royalty rate will be of [**] per cent ([**]%) of Net sales.

7.1.2	Royalty Term. The obligation of Licensee, its Affiliates and Sub licensees to pay royalties under this Article 7 with respect to each Product in a particular country of the Territory shall be (i) expiry of the Patent or (ii) [**] years after the first commercial sale of the Product in the country on which a royalty is paid hereunder, whichever is longer.

7.2	Licensing fees

In partial consideration of the rights and license granted by Licensors to Licensee hereunder, Licensee agrees to make the following payment to Inserm Transfert, acting on behalf of the Licensors:

•	Upfront License Fee: ten thousand (10,000.00 €) upon execution of this Agreement;

•	The payment actually made by Licensee in accordance with this Article 7.2 is non-refundable and non-creditable against royalty payments hereunder.

7.3	Milestone Payments

In partial consideration of the rights and license granted by Licensors to Licensee hereunder, Licensee agrees to make the following payment to Inserm Transfert, acting on behalf of the Licensors upon the completion by Licensee or its Affiliates or Sub licensees of each milestone event specified below:

	MILESTONE	AMOUNT
	(in any country)	(in Euros)
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]

Above payment shall be due to Inserm Transfert whether the development of the Product is performed by Licensee, or its Affiliates or its Sub licensees.

It is understood and agreed that the amounts specified under this Article 7.3 shall be payable within [**] days after occurrence of each milestone.

Licensee shall promptly notify Inserm-Transfer in writing of the occurrence of each of the milestones, whether performed by itself, its Affiliates and/or Sub licensees.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Above milestones payments shall be non-refundable and non-creditable against royalty payments, Licensing Fees and assignment fees herein.

8. ACCOUNTING - ROYALTIES

8.1	Records; Inspection. Licensee shall keep complete, true, specific and accurate books of account and records for the purpose of determining the royalty payment payable to Inserm Transfert under these Articles 7 and 8. Such books and records shall be kept reasonably accessible for at least [**] years following the end of the calendar quarter to which they pertain. Such records will be available for inspection, subject to a [**] day prior notice, during normal business hours during such [**] year period by a representative of Inserm Transfert or an independent auditor appointed by Inserm Transfert and having an obligation to maintain the information reviewed as confidential except for Inserm Transfert, for the purpose of verifying the payment statements provided by Licensee. Inserm Transfert shall bear the costs and expenses of inspections conducted under this Article 8.1, unless a variation or error producing an underpayment in royalties payable exceeding [**] per cent ([**]%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection and any unpaid amounts at the rate specified in Articles 8.4, 8.5 and 8.9 hereof. If the audit determines that Licensee has made payments to Inserm Transfert that are greater than required, the excess amount shall be credited against future royalty payments until the credit has been fully utilized.

Licensee shall assure its Sub licensees are bound by the same obligations as the ones described above.

Licensee’s accounts shall be closed on December 31, each year.

8.2	All payments shall be preceded by a sales report in accordance with Licensee’s normal business practices. This report shall be sent within [**] days following closure of each financial year, to Inserm Transfert – Att° Mrs Cécile Tharaud, 7 rue Watt, 75013 Paris - France. Said report shall include:

•	the lump sum payment due,

•	the Net Sales,

•	the Sub licensee Revenues,

•	the applicable rate as provided for in Article 7,

and will be used to draft an invoice to Licensee by Inserm Transfert, acting on behalf of the Licensors.

8.3	The amount due by Licensee pursuant to Article 7 of this Agreement shall be paid by bank transfer within [**] days following issuance of an invoice from Inserm Transfert, acting on behalf of the Licensors. All payments shall be made with reference to the invoice number and shall be paid bank wire transfer to:

Inserm Transfert SA, Recette Générale des Finances Paris, 94 rue de Réaumur, 75014 Paris cedex 02, France.

Bank Code [**]– Counter code [**]– Account n° [**]- Key [**]).

IBAN: [**]

Inserm Transfert shall deliver corresponding invoices to Licensee as may be required to:

GenSight Biologics SA

89 rue du Faubourg Saint Antoine

75011 Paris.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

8.4	Any sum which remains unpaid by Licensee to Inserm Transfert, acting on behalf of the Licensors, within the periods set out hereunder shall be subject to an interest at the rate of [**] per cent ([**]%) per month, provided however, that in no event such interest shall exceed the maximum legal annual interest rate, without prejudice to Licensors’ right to terminate this Agreement pursuant to Article 11 here below.

8.5	Any payment due by Licensee to Inserm Transfert, acting on behalf of the Licensors under this Agreement shall be paid in Euro. Any payment relating to transactions in a foreign currency shall be converted by Licensee to Euro based on the rate for conversion quoted by the Central European Bank applicable to transactions under exchange regulations for the particular currency on the [**] business day of the accounting period for which such payment is due.

8.6	Should there be no sales, Licensee shall nevertheless send Inserm Transfert, acting on behalf of the Licensors, a sales report within [**] month following closure of each financial year of Licensee stating the absence of any sales during the year under consideration and indicating the cause for this lack of sales and the difficulties encountered.

8.7	Any payment properly due and made to Inserm Transfert, acting on behalf of the Licensors under this Agreement shall in no event be refundable to Licensee. Furthermore, any sum due to Inserm Transfert, acting on behalf of the Licensors, on the expiration date or the termination date of this Agreement, shall be duly paid by Licensee.

8.8	To the sums due by Licensee to Inserm Transfert, acting on behalf of the Licensors, shall be added any applicable taxes in particular VAT, if applicable.

8.9	Licensee shall be responsible for any and all such duties, taxes or fees or provide documentation allowing exemption, and Inserm Transfert, acting on behalf of the Licensors, shall invoice Licensee for such amounts when payable. The Parties shall use all reasonable and legal efforts to reduce taxes on payments made pursuant to this Agreement.

9. CONFIDENTIALITY

9.1	Pursuant to this Agreement information relating to Data to be provided by Licensors to Licensee is and remains Licensor(s)’s Confidential Information. Information related to the achievement of the Development Plan of the Licensee is and remains Licensee’s Confidential Information.

9.2	Each Party (hereinafter “Receiving Party”) receiving any Confidential Information from the other (hereinafter “Disclosing Party”) shall keep such information secret and confidential and shall not at any time nor for any reason use or disclose or allow any Confidential Information to be disclosed to, or used by, any third party (including any purchaser of Product) except as permitted by this Agreement or with the prior written consent of the Disclosing Party, including the need to use the Data to obtain agencies’ authorization to develop and commercialize the Products.

Each Receiving Party shall not use such information for any other purpose than the performance of this Agreement and shall disclose this information only to those of its employees that have a strict need to know basis. Each Receiving Party shall assure that its personnel and others in its service are bound by the same obligations of confidentiality described herein.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The confidentiality obligations assumed by the Receiving Party under this Article 9 shall not include the use or disclosure of confidential information that Receiving Party can show:

a)	was disclosed by the mutual agreement of the Parties, or was disclosed by the Disclosing Party; or

b)	was in the public domain at the moment of disclosure or entered the public domain through no act or fault of the Receiving Party; or

c)	was made available as a matter of lawful right by a third party without breach of any of the confidentiality obligations herein; or

d)	was already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party; or

e)	was disclosed by lawful right, to remain in compliance with a legal or regulatory imperative, an arbitration award or a final legal decision; or

f)	was disclosed after obtaining the prior written authorization of the Disclosing Party; or

g)	was developed by the Receiving Party independently of the confidential information.

9.3	The confidentiality obligations set out herein shall remain in effect during the term of this Agreement and for [**] years after its termination or expiration.

9.4	Receiving Party agrees not to file any patent application or any other Intellectual Property titles to protect all or part of the confidential information belonging to any of the other Parties without obtaining prior written consent of the other Party (ies) concerned

9.5	No Party shall publish any Data-related publication without the prior written consent of the other Parties, such consent to be requested and dealt reasonably between the Parties.

10. WARRANTIES

10.1	Licensors warrant to Licensee the existence of the Data at the Effective Date.

10.2	Except as provided in Article 10.1 here above, Licensors make no other express or implied warranties whatsoever and specifically disclaims any and all implied warranties, including but not limited to implied warranties of merchantability and fitness for a particular purpose, validity of licensed patents, non-infringement and any implied warranty arising from course of performance, course of dealing, usage of trade or otherwise. Licensee understands that no employee, officer, agent, or representative of Licensors is authorized in any way to make any statement to the contrary which shall be binding on licensor(s).

10.3	Licensee represents and warrants that it has not relied solely on information provided by Inserm Transfert, acting on behalf of the Licensors, and has conducted its own due diligence investigation to its own satisfaction prior to entering into this Agreement. Licensee further acknowledges that information on the Data provided by the Licensors, was sufficient to fully appreciate the scope of the Data and that the Licensors, have always acted in a cooperative manner regarding any request by Licensee for additional information on the Data.

10.4	Licensee waives its right to call on any of the Licensors in warranty for any damages or prejudice of any nature caused by the Products. Licensee is solely responsible to its customers and/or any third parties for the quality and performance of the Products.

10.5	Licensee is solely responsible for guaranteeing that the Products are in conformity with all and any applicable laws and regulations.

10.6	Should there be a final legal decision which declares any of the Data to be invalid, or in infringement, Licensee shall not call any of the Licensors in warranty and shall not claim any damages, reimbursement or reduction of sums paid or due to the Licensors at the moment of the final legal decision.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11. TERM AND TERMINATION

11.1	Term. The term of this Agreement is defined pursuant to Article 4 herein

Unless terminated earlier pursuant to Article 6 this Agreement effective as of the Effective Date shall last until the last to occur of the following events (i) the expiration of the Patent rights, or (ii) ten (10) years after the first commercial sale of the Product in the country of the Territory on which a royalty is paid hereunder.

11.2	Termination for breach. This Agreement may be terminated by either of the Parties in the event that another Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder and such breach shall have continued for [**] days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.

11.3	Termination for Closing of Business or Bankruptcy. In the event Licensee either ceases business operations or becomes the subject of a voluntary or involuntary petition in bankruptcy, Licensee shall immediately notify Inserm Transfert thereof in writing. Inserm Transfert shall be entitled to terminate this Agreement immediately upon the occurrence of any such event, subject to the mandatory provisions of applicable insolvency or bankruptcy law.

11.4	Termination for Cause. Licensee may terminate this Agreement on [**] days written notice to Inserm Transfert if consistent with Licensee’s reasonable business practices and judgment, the following issues arise:

a) Scientific data from work done at Licensee or elsewhere raises concerns about the value of the Data;

b) Changes in Licensee business priority for advancing the Products based in comparison with other Licensee programs;

c) Incapacity of Licensee to further raise money for the continuation of the Development Plan.

11.5	Termination for failure to develop or commercialise Products into commercial use. Inserm Transfert, on behalf of the licensors, and the Licensee will negotiate reasonably and in good faith to convert this Agreement into a non-exclusive license on Data or terminate this Agreement in the Field, under the terms and conditions of Article 6.9.

12. CONSEQUENCES OF TERMINATION

12.1	Upon termination of this agreement under Article 11 here above, the Licensee agrees that the license rights granted on Data by Licensors to the Licensee, pursuant to Article 2.1, will be amended to non-exclusive rights on these Data, within the Field and in the Territory.

Licensee shall pay to Inserm Transfert, on behalf of the Licensors, within [**] days all sums due to Inserm Transfert, on behalf of the Licensors pursuant to this Agreement which have accrued prior to the date of termination or expiry.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

12.2	Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination or expiry and in particular but without limitation the right to recover damages and interest.

12.3	Should this Agreement be terminated, the contracts of sublicense entered into with Sub licensees prior to the date of termination or expiration of this Agreement will remain in effect subject to a written agreement, negotiated in good faith, between the Licensors and said sub licensees.

13. ASSIGNMENT

This Agreement is concluded intuitu personae. Therefore, neither Party shall without the prior written consent of the others, assign the benefit and/or burden of this Agreement and any of its obligations hereunder without the prior consent of the parties signatory of this Agreement.

In the event of merger, consolidation, absorption, acquisition, sale lease or other disposition of all or substantially all of the assets or business of Licensee to which this Agreement relates to a company, change of control or any other transformation of Licensee, this Agreement may not be transferred or continued without written consent of Licensors. Such consent from the Licensors shall not be unreasonably withheld.

14. MISCELLANEOUS

14.1	Independent contractors. The relationship of Licensee, on the one hand, and Licensors, on the other hand, established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Licensee, and Licensors. No Party shall have any right, power or authority to contract or incur any expenses, liability or obligation, express or implied, on behalf of another Party.

14.2	Use of name. Except as required by law, neither Licensee nor Licensors shall use the name of another Party in issuing any press release or other public statements in connection with this Agreement intended for use in the public media without the approval of such Party, which approval shall not be unreasonably withheld.

14.3	Force majeure. No breach, failure or omission by a Party in the performance of any obligation under this Agreement shall create any liability to the other Party to the extent such breach, failure or omission results from a case of force majeure.

14.4	Waiver. The failure of any Party to assert a breach of any obligation under the Agreement by another Party shall not be deemed to be a waiver of such obligation.

14.5	Notices. Any notice to be given pursuant to this Agreement shall be in writing in the French language and shall be delivered by hand, sent by registered or recorded delivery airmail post or sent by facsimile confirmed by registered or recorded delivery post to the address or facsimile number of the recipient set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Parties:

For the Licensors:

Inserm Transfert

Att°: Mrs Cécile THARAUD

7 rue Watt

75013 Paris France

For the Licensee:

Att° Mr Bernard Gilly-CEO

GenSight Biologics

89 rue du Faubourg Saint Antoine

75011 Paris.

Day to day communications may be made by any means in writing.

14.6	Governing law and dispute resolution. This Agreement shall be governed by and construed and interpreted in accordance with the laws of France.

Parties agree that any dispute or controversy arising out of or relating to this Agreement or its performance which cannot otherwise be settled by them shall be finally settled by a French court located in Paris having jurisdiction.

14.7	Headings. Headings included herein are for convenience only, do not form a part of this agreement and shall not be used in any way to construe or interpret this Agreement

14.8	Severability. Should one or more provisions of this Agreement be held to be invalid by law or regulation - and in particular the laws or regulations of the European Union or based on a definitive decision of a competent court, all the other provisions shall remain in full effect and the Parties shall make the necessary modifications without delay while respecting, as closely as possible, the spirit of this Agreement at the moment of signature.

14.9	Entire Agreement. This Agreement and its exhibits express the entire understanding of the Parties related to the subject matter of this Agreement superseding any previous oral or written agreements relating thereto. No general or specific condition appearing in any document sent or given to the Parties can be integrated in this Agreement.

This Agreement may only be modified or renewed by an amendment signed by duly authorized representatives of the Parties.

IN WITNESS WHEREOF, THE Parties have caused their duly authorized representatives to execute this Agreement.

AFM (a Licensor)		Généthon (a Licensor)
Date:		Date:
Name:	Mr Christian COTTET	Name:	Mr Frédéric Revah
Title:	CEO	Title:	CEO
/s/ Mr Christian COTTET		/s/ Mr Frédéric Revah

GenSight Biologics (the Licensee)		Inserm Transfert
Date:		Date:
Name:	Mr Bernard Gilly	Name:	Mrs Cécile THARAUD
Title:	CEO	Title:	Chairman of the Management Board
/s/ Mr Bernard Gilly		/s/ Mrs Cécile THARAUD

EXHIBIT 1: DATA

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 2: DEVELOPMENT PLAN

As provided by Licensee to Inserm Transfert prior to the signature between Licensee and Inserm-Transfer of the license agreement n° 05064A10 as of the date of October 12, 2012.